Exhibit 99.3
Consent Solicitation Statement
Century Aluminum Company
Solicitation of Consents Relating to the
1.75% Convertible Senior Notes due 2024 (CUSIP Nos. 156431AE8 and 156431AD0)
for a Consent Payment in Cash of $2.50 per $1,000 Aggregate Principal Amount

The consent solicitation will expire at 11:59 p.m., New York City time, on November 10, 2009, unless extended (such period, as it may be extended, the “Solicitation Period”).
     We are soliciting consents (“Consents”), upon the terms and subject to the conditions set forth in this consent solicitation statement, as it may be amended or supplemented from time to time (this “Statement”), and in the accompanying letter of consent (the “Letter of Consent”), which together constitute the consent solicitation (the “Consent Solicitation”) to proposed amendments to certain events of default contained in the indenture dated as of August 9, 2004 (the “Indenture”) among us, the guarantors party thereto and Wilmington Trust Company, as trustee (the “Trustee”), under which our 1.75% Convertible Senior Notes due 2024 (the “Notes”) were issued. For a description of the proposed amendments, see “The Proposed Amendments.”
     We are offering a consent payment in cash of $2.50 for each $1,000 aggregate principal amount of Notes for which valid Consents are received prior to the expiration of the Solicitation Period, subject to the terms and conditions of the Consent Solicitation (the “Consent Payment”). We will pay the Consent Payment promptly after the expiration of the Solicitation Period to each holder of record thereof (each a “Holder”) at 5:00 p.m., New York City time, on October 27, 2009 (such time and date, the “Record Date”), that has validly delivered a Consent in respect of such Notes, if the conditions set forth in this Statement have been satisfied or, where possible, waived.
     Consents that are validly executed from Holders owning a majority in aggregate principal amount outstanding of the Notes, excluding Notes owned by us and our affiliates, are required to approve the proposed amendments. As of the Record Date, there was $141,442,000 in aggregate principal amount of Notes outstanding. Pursuant to certain Exchange and Consent Agreements and Exchange Agreements previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents (as defined herein) necessary to amend the Indenture.
     If the supplemental indenture relating to the proposed amendments (the “Supplemental Indenture”) is entered into by us and the Trustee, and the proposed amendments become effective, then the proposed amendments will bind all holders of the Notes, including those that did not give their Consent, but non-consenting Holders will not receive any Consent Payment.
     None of us, the information and tabulation agent, the solicitation agent, the financial advisor or any other person makes any recommendation as to whether or not Holders should deliver any Consents. Each Holder must make its own decision as to whether or not to deliver Consents and, if so, the amount of Notes with respect to which Consents are to be delivered.
The solicitation agent for the consent solicitation is:
Houlihan Lokey
The date of this Statement is October 28, 2009.

i

IMPORTANT INFORMATION
     This Statement and the accompanying Letter of Consent contain important information, and they should be read in their entirety before a decision is made with respect to the Consent Solicitation.
     To deliver Consents, Holders as of the Record Date should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the information and tabulation agent at its address set forth on the back cover of this Letter of Consent for receipt prior to expiration of the Solicitation Period. Only Holders as of the Record Date may execute and deliver Consents and such Consents will be binding on all beneficial owners and subsequent transferees of the Notes with respect to which such Consents were given. As of the Record Date, all of the outstanding Notes were held of record by The Depository Trust Company (“DTC”) on behalf of its participants (the “DTC Participants”) and DTC is expected to grant an omnibus proxy authorizing each of such DTC Participants to deliver Consents. Accordingly, to cause a Consent to be given with respect to Notes held through DTC, DTC Participants must complete, sign and deliver the Letter of Consent as set forth in the Letter of Consent.
     Any beneficial owner of Notes who desires to deliver a Consent with respect to such Notes but who is not a Holder of such Notes as of the Record Date — including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee or DTC Participant — must instruct such nominee or DTC Participant to arrange with the person who is the Holder of or DTC Participant for, as the case may be, such Notes as of the Record Date to execute and deliver a Consent on behalf of such beneficial owner in accordance with the procedures contained in this Statement and the accompanying Letter of Consent. Beneficial owners of Notes are urged to contact their broker, dealer, commercial bank, trust company or other nominee for instructions on how to have Consents delivered on a timely basis for their Notes.
     HOLDERS ARE NOT REQUIRED TO, AND SHOULD NOT, TENDER OR DELIVER NOTES TO US, THE TRUSTEE, THE SOLICITATION AGENT OR THE INFORMATION AND TABULATION AGENT AT ANY TIME.
     Any questions or requests for assistance or for additional copies of this Statement, the Letter of Consent or related documents may be directed to the information and tabulation agent or the solicitation agent at their telephone numbers set forth on the back cover page of this Statement. A Holder may also contact the solicitation agent, its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Consent Solicitation.
     We have not filed and will not file this Statement and the Letter of Consent with, and they have not been reviewed by, any federal, state or foreign securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of this Statement, and it is unlawful and may be a criminal offense to make any representation to the contrary. No person has been authorized to give any information or to make any representations in connection with the Consent Solicitation other than those contained in this Statement and, if given or made, such information or representations should not be relied upon as having been authorized.
     The delivery of this Statement at any time shall not under any circumstances create any implication that the information set forth herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since the date hereof. The Consent Solicitation is not being made to, and Consents are not being solicited from, Holders of Notes in any jurisdiction in which it is unlawful to make such solicitation or grant such Consent.
     Recipients of this Statement and accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters.

FORWARD-LOOKING STATEMENTS
     This Statement contains certain forward-looking statements. We have based these forward-looking statements on current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “scheduled,” “should,” “would,” “will” and similar words. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things, those outlined in our filings with the Securities and Exchange Commission (“SEC”):
•	Declines in aluminum prices have adversely affected our financial position and results of operations and further declines or an increase in our operating costs could result in further curtailment of operations at one or more of our facilities if alternate sources of liquidity are not available.

•	As part of our operational restructuring, we have curtailed and may continue to curtail operations at one or more of our facilities, which actions have required us to incur and will require us to further incur substantial costs and subject us to substantial risks.

•	Our ability to access the credit and capital markets on acceptable terms to obtain funding for our operations and capital projects may be limited due to our credit ratings, our financial condition or the deterioration of these markets.

•	The turmoil in the financial markets and/or our curtailment actions could have significant and adverse effects on our pension funding obligations.

•	The cyclical nature of the aluminum industry causes variability in our earnings and cash flows.

•	International operations expose us to political, regulatory, currency and other related risks.

•	If economic and political conditions in Iceland deteriorate, our financial position and results of operations could be adversely impacted.

•	A significant amount of our operations are located in Iceland and subject to Icelandic laws, including Icelandic tax and environmental laws.

•	Any reduction in the duty on primary aluminum imports into the European Union decreases our revenues at Grundartangi.

•	Our planned construction and development activities require substantial capital and financing. We may be unable to obtain needed capital or financing on satisfactory terms or at all, which could delay or curtail our planned construction and development activities.

•	Construction at our Helguvik smelter site is under review. Substantial delay in the completion of this project may increase its cost and impose other risks to completion that are not foreseeable today.

•	Changes in the relative cost and availability of certain raw materials and energy compared to the price of primary aluminum could affect our operating results.

•	Certain of our contracts for raw materials, including certain contracts for alumina and electricity, require us to take-or-pay for fixed quantities of such materials, even if we curtail unprofitable production capacity.

•	A majority of our aluminum sales at Hawesville are subject to contracts which limit our ability to curtail capacity and create dependence on a major customer.

•	Further consolidation within the metals industry could provide competitive advantages to our competitors.

•	Unexpected events, including natural disasters, may increase our cost of doing business or disrupt our operations.

•	Union disputes could raise our production costs or impair our production operations.

•	We are subject to a variety of environmental laws and regulations that could result in costs or liabilities.

•	We may be required to write down the book value of certain assets.

•	We require significant cash flow to meet our debt service requirements, which increases our vulnerability to adverse economic and industry conditions, reduces cash available for other purposes and limits our operational flexibility.

•	We depend upon intercompany transfers from our subsidiaries to meet our debt service obligations.

•	Restrictive covenants in our revolving credit facility and the indenture governing our 7.5% Notes limit, and the indenture that will govern the Exchange Notes (as defined herein) will limit, our ability to incur additional debt, restructure certain of our operations and pursue our growth strategy.

•	Provisions in our charter documents, other agreements that we have entered into and state law may make it difficult for others to obtain control of our company, even though some stockholders may consider it to be beneficial.
     Many of these factors are beyond our control. Forward-looking statements contained in this Statement speak only as of the date on which they are made. We undertake no obligation (other than as required by law) to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. We qualify all of our forward-looking statements by these cautionary statements and information.

SUMMARY
     This summary highlights information contained elsewhere in this Statement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our company and the Consent Solicitation, we encourage you to read this entire Statement and the documents referred to under the heading “Where You Can Find More Information.” Unless the context indicates otherwise, references in this Statement to “Century Aluminum Company,” “Century Aluminum,” “Century,” “we,” “our” and “us” refer to Century Aluminum Company and its subsidiaries.
Our Company
     We produce primary aluminum. Aluminum is an internationally traded commodity, and its price is effectively determined on the London Metal Exchange, or LME. Our primary aluminum facilities produce value-added and standard-grade primary aluminum products. Our current primary aluminum production capacity is 785,000 metric tons per year, or mtpy. We produced approximately 804,000 metric tons of primary aluminum in 2008, with net sales of approximately $2.0 billion. Our current annualized production rate is approximately 580,000 mtpy. In our third fiscal quarter ended September 30, 2009, we shipped approximately 146,000 metric tons of primary aluminum and recorded net sales of approximately $229 million.
     Our primary aluminum capacity includes Grundartangi, an Icelandic facility with capacity of 260,000 mtpy; Hawesville, a Kentucky facility with capacity of 244,000 mtpy; Ravenswood, a West Virginia facility with capacity of 170,000 mtpy; and a 49.7% interest in Mt. Holly, a South Carolina facility that provides us with capacity of 111,000 mtpy. We are also evaluating the construction of a 360,000 mtpy primary aluminum facility in Helguvik, Iceland. In addition to our primary aluminum assets, we have a 40% stake in Baise Haohai Carbon Co., Ltd., or BHH, a carbon anode and cathode facility located in China. The BHH facility has annual anode production capacity of up to 190,000 mtpy and an annual cathode graphitization capacity of up to 20,000 mtpy and supplies a portion of the anodes used in our Grundartangi facility.
     In light of global economic conditions and our high relative operating cost structure, we have curtailed all operations at Ravenswood and one potline at Hawesville. We have also significantly reduced spending on the Helguvik project. With the curtailment actions implemented to date, our annualized production rate of primary aluminum is approximately 580,000 mtpy. We also have implemented and continue to consider other restructuring activities.
     Our principal executive offices are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940. Our telephone number at that address is (831) 642-9300. You may also obtain additional information about us from our website, which is located at www.centuryaluminum.com. Information on our website is not incorporated by reference in, and should not be considered a part of, this Statement.
Debt-For-Equity Exchanges
     Pursuant to certain Exchange and Consent Agreements and Exchange Agreements, we have agreed to issue an aggregate of approximately 11.4 million shares of our common stock, par value $0.01 per share, in exchange for approximately $128 million aggregate principal amount of our Notes. These transactions, some of which have closed and others that will close in the fourth quarter of 2009, are summarized in our Current Reports on Form 8-K filed on August 27, 2009, September 11, 2009, September 21, 2009, September 25, 2009 and October 2, 2009. After concluding these debt-for-equity exchanges, we will have approximately $47 million aggregate principal amount of Notes outstanding. Holders of the Notes may require us to purchase for cash all or part of the Notes then outstanding at par on August 1, 2011. In addition, investors party to the Exchange and Consent Agreements have agreed to consent to certain amendments or modifications to the Indenture being solicited by us pursuant to this Statement. As a result, we have secured consents constituting the Requisite Consents necessary to amend the Indenture.
     The issuance of common stock in connection with the Exchange and Consent Agreements and Exchange Agreements has been and will be made by us pursuant to an exemption from the registration requirements of the

     Securities Act contained in Section 3(a)(9) of the Securities Act, on the basis that the exchanges constituted exchanges with existing holders of our securities and no commission or other remuneration was paid or given directly or indirectly to any party for soliciting such exchanges.
7.5% Notes Exchange Offer and Consent Solicitation
     In addition to the Consent Solicitation described in this Statement, we are conducting an exchange offer and consent solicitation relating to our 7.5% Notes (the “7.5% Notes Exchange Offer and Consent Solicitation”). In the 7.5% Notes Exchange Offer and Consent Solicitation, we will (i) offer newly issued Senior Secured Notes due 2014 (the “Exchange Notes”) for any and all of our outstanding 7.5% Notes at the rate of $950 aggregate principal amount of Exchange Notes for each $1,000 aggregate principal amount of 7.5% Notes validly tendered and accepted for exchange in the exchange offer; and (ii) solicit consents to modify certain provisions of the indenture governing the 7.5% Notes, including by eliminating most restrictive covenants and certain events of default in the 7.5% Notes, for which we will pay a consent fee of $50 aggregate principal amount of Exchange Notes for each $1,000 aggregate principal amount of 7.5% Notes with respect to which consents are validly delivered.

Consent Solicitation

Purpose	The purpose of the Consent Solicitation is to modify certain events of default in the Indenture.

We expect the consent solicitation and the 7.5% Notes Exchange Offer and Consent Solicitation, if successful, to provide us with increased operating and financial flexibility.

Notes	As of the Record Date, the aggregate principal amount of Notes outstanding was $141,442,000.

Consent Solicitation	We are soliciting Consents to the proposed amendments, upon the terms and subject to the conditions set forth in this Statement, including, if the Consent Solicitation is extended or amended, the terms and conditions of any such extension or amendment.

Consent Payment	The Consent Payment for each $1,000 aggregate principal amount of Notes with respect to which consents are validly delivered in the Consent Solicitation will be $2.50.

Record Date	Only holders as of record at 5:00 p.m., New York City time, on October 27, 2009, which time and date is referred to herein as the Record Date, will be entitled to deliver Consents in the Consent Solicitation.

Solicitation Period	The Consent Solicitation will expire at 11:59 p.m., New York City time, on November 10, 2009, unless extended or earlier terminated, which date and time, as the same may be extended, is referred to as the Solicitation Period.

Settlement Date	We will pay the Consent Payment promptly following the expiration of the Solicitation Period to each holder of record as of the Record Date that has validly delivered a Consent in respect of such Notes, if (i) the consent solicitation has not been terminated, (ii) the conditions set forth in this Statement have been satisfied or waived and (iii) the Supplemental Indenture has been executed and the trustee has given effect to the proposed amendments.

Requisite Consents	Consents that are validly executed from holders owning a majority in aggregate principal amount outstanding of the Notes, as of the Record Date, excluding Notes owned by us and our affiliates, are required to approve the terms of the proposed amendments. Pursuant to certain Exchange and Consent Agreements and Exchange Agreements, which are summarized in our Current Reports on Form 8-K filed on August 27, 2009, September 11, 2009, September 21, 2009, September 25, 2009 and October 2, 2009, previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents necessary to amend the Indenture.

Proposed Amendments	The proposed amendments would modify certain events of default in the Indenture. The proposed amendments constitute a single proposal, and a tendering and consenting Holder must Consent to the proposed amendments as an entirety and may not Consent selectively with respect to certain of the proposed amendments.

Supplemental Indenture	We intend to execute the Supplemental Indenture upon receipt of the Requisite Consents. All Holders of the Notes will be bound by the proposed amendments even if the Holder did not deliver any Consents.

Revocation Rights	None.

Source of Funds	We expect to pay the Consent Payment from cash on hand.

Conditions to the Consent Solicitation	Notwithstanding any other provision of the Consent Solicitation, our obligation to accept for payment, and pay for, Consents validly delivered pursuant to Consent Solicitation is conditioned upon execution of the supplemental indenture by us and the trustee giving effect to the proposed amendments, as well as the satisfaction of certain general conditions relating to us and our ability to consummate the Consent Solicitation, such as there not existing and continuing any order or injunction regarding the Consent Solicitation, among other things. We reserve the right, where possible, to waive any and all conditions to the Consent Solicitation.

Financial Adviser	Houlihan Lokey.

Solicitation Agent	Houlihan Lokey.

Information and Tabulation Agent	Globic Advisors, Inc.

PROPOSED AMENDMENTS
     The following summarizes the proposed amendments for which Consents are being sought pursuant to the Consent Solicitation. The summary of the provisions of the Indenture affected by the proposed amendments set forth below is qualified in its entirety by reference to the full and complete terms in the Indenture and Supplemental Indenture.
     The proposed amendments would modify certain events of default in the Indenture relating to our and our restricted subsidiaries’ bankruptcy or insolvency to exclude bankruptcies and insolvencies relating to Legacy Domestic Subsidiaries (as defined below).
     “Legacy Domestic Subsidiary” means any of our subsidiaries formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof and in existence on December 2, 2009, so long as such subsidiary does not directly or indirectly own equity interests in, or is the obligee under debt incurred by, any of our subsidiaries formed under the laws any jurisdiction other than the United States of America or any jurisdiction thereof (including any territory or possession).
     The terms of the Exchange Notes to be issued in the 7.5% Notes Exchange Offer and Consent Solicitation will contain events of default similar to those in the Indenture for the Notes as modified by the proposed amendments if the 7.5% Notes Exchange Offer and Consent Solicitation is consummated.
     Pursuant to certain Exchange and Consent Agreements and Exchange Agreements previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents necessary to amend the Indenture. Accordingly, we intend to execute the Supplemental Indenture, and Holders of Notes will be bound by the terms of the proposed amendments even if they did not consent to them. Although non-consenting holders will be bound by the terms of the proposed amendments, they will not receive the Consent Payment

THE CONSENT SOLICITATION
General
     We are soliciting Consents, upon the terms and subject to the conditions set forth in this Statement and in the accompanying Letter of Consent, to the proposed amendments.
     We are offering a consent payment of $2.50 for each $1,000 aggregate principal amount of Notes for which valid Consents are received prior to the expiration of the Solicitation Period, subject to the terms and conditions of the Consent Solicitation (the “Consent Payment”). We will pay the Consent Payment promptly following the expiration of the Solicitation Period to each holder of record as of the Record Date that has validly delivered a Consent in respect of such Notes, if (i) the consent solicitation has not been terminated, (ii) the conditions set forth in this Statement have been satisfied or waived and (iii) the Supplemental Indenture has been executed and the trustee has given effect to the proposed amendments.
     Consents that are validly executed from holders owning a majority in aggregate principal amount outstanding of the Notes, excluding Notes owned by us and our affiliates, are required to approve the proposed amendments. As of the Record Date, there was 141,442,000 in aggregate principal amount of Notes outstanding. Pursuant to certain Exchange and Consent Agreements and Exchange Agreements, which are summarized in our Current Reports on Form 8-K filed on August 27, 2009, September 11, 2009, September 21, 2009, September 25, 2009 and October 2, 2009, previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents necessary to amend the Indenture.
     Since the Requisite Consents have been secured, we intend to execute the Supplemental Indenture that will amend and supplement the Indenture to give effect to the proposed amendments. The proposed amendments constitute a single proposal, and a tendering and consenting Holder must Consent to the proposed amendments as an entirety and may not Consent selectively with respect to certain of the proposed amendments.
     Pursuant to certain Exchange and Consent Agreements and Exchange Agreements, which are summarized in our Current Reports on Form 8-K filed on August 27, 2009, September 11, 2009, September 21, 2009, September 25, 2009 and October 2, 2009, previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents necessary to amend the Indenture. Once the proposed amendments become effective, all Holders of the Notes will be bound thereby even if the Holder did not deliver any Consents.
     None of us, the information and tabulation agent or any other person makes any recommendation as to whether or not Holders should deliver Consents. Each Holder must make its own decision as to whether or not to deliver Consents.
Waiver; Extensions; Amendments; Termination
     We expressly reserve the right, at any time or from time to time to:
•	where possible, waive any of the conditions to the Consent Solicitation;

•	extend the Solicitation Period by giving written notice of such extension to the information and tabulation agent;

•	amend the Consent Solicitation in any respect by giving written notice of such amendment to the information and tabulation agent; and

•	terminate the Consent Solicitation, in which event no Consent Payment will be paid to holders.
     Any extension, amendment or termination of the Consent Solicitation will be followed as promptly as practicable by public announcement thereof, to be issued no later than 9:00 a.m., New York City time, on the first business day after the end of the unextended Solicitation Period. “Business day” means any day that is not a

Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or Bloomberg, or such other means of announcement as we deem appropriate.
     If any amendments or modifications to the terms of the Consent Solicitation are made that we determine are not materially adverse to the Holders, then any Consents given prior to the time of any such amendment or modification will remain valid and these Consents will be deemed to continue to be effective with respect to the Consent Solicitation as so amended or modified. If any such modification or amendment is materially adverse to the Holders, we will disclose promptly any such modification or amendment in a public announcement or notice to Holders and extend the Consent Solicitation Period for the period we deem appropriate. If we make a material change in the terms of, or information concerning, the Consent Solicitation, the proposed amendments or any of the transactions described herein or waive any condition related thereto that results in a material change to circumstances of the Consent Solicitation, then we will disseminate additional solicitation materials to the extent necessary and will extend the Consent Solicitation to the extent we deem required.
Procedures for Consenting
     To validly deliver Consents, Holders as of the Record Date should complete, sign and date the beneficial noteholder ballot, included as Exhibit A to the Letter of Consent (the “Beneficial Noteholder Ballot”) in accordance with the instructions therein and deliver it as per the manner designated by their bank, broker, or nominee and any other required documents to their bank, broker, or nominee for receipt prior to expiration of the Solicitation Period. Only Holders as of the Record Date may execute and deliver Consents and such Consents will be binding on all beneficial owners and subsequent transferees of the Notes with respect to which such Consents were given. As of the Record Date, all of the outstanding Notes were held of record by DTC on behalf of the DTC Participants and DTC is expected to grant an omnibus proxy authorizing each of such DTC Participants to deliver Consents for the benefit of their clients, the underlying beneficial owners of the Notes. Accordingly, to cause a Consent to be given with respect to Notes held through DTC, DTC Participants must complete, sign and deliver a master ballot, included as Exhibit B to the Letter of Consent (the “Master Ballot”) aggregating the consent instructions of their clients, the Record Date beneficial owners, as set forth by the in the Beneficial Noteholder Ballot.
     Any beneficial owner of Notes who desires to deliver a Consent with respect to such Notes but who is not a Holder of such Notes as of the Record Date — including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee or DTC Participant — must instruct such nominee or DTC Participant to arrange with the person who is the Holder or DTC Participant, as the case may be, of such Notes as of the Record Date to execute and deliver a Consent on behalf of such beneficial owner in accordance with the procedures contained in this Statement and the accompanying Letter of Consent. Beneficial owners of Notes are urged to contact their broker, dealer, commercial bank, trust company or other nominee for instructions on how to have Consents delivered on a timely basis for their Notes.
     Signatures on a Master Ballot must be guaranteed by a recognized participant, or a Medallion Signature Guarantor, in the Securities Transfer Agents Medallion Program, unless such Letter of Consent is delivered for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).
     A properly completed Master Ballot should not be delivered to any person other than the information and tabulation agent, according to the delivery instructions contained in the Master Ballot. Delivery of this Master Ballot to an address, or transmission via facsimile other than to the information and exchange agent as set forth in the Master Ballot, will not constitute a valid delivery of the Consent. In no event should a Holder deliver or tender any certificates evidencing the Notes in connection with delivering a Consent.
     The method of delivery of Consents is at the election and risk of the consenting Holders. If delivery is by mail, registered mail with return receipt requested is recommended and enough time should be allowed to ensure delivery prior to the expiration of the Solicitation Period.

     Giving a Consent will not affect the right of a Holder as of the Record Date to sell or transfer Notes and the sale or transfer of Notes will not affect a Holder’s right thereunder to receive the Consent Payment.
     Holders are not required to, and should not, tender or deliver Notes to us, the solicitation agent or the information and tabulation agent at any time.
No Revocation Rights
     Consents become irrevocable once delivered.
Conditions to the Acceptance of Consents
     Our obligation to accept properly executed and delivered Consents and pay the Consent Payment with respect thereto is conditioned on the following:
(1)	the Supplemental Indenture Condition (as defined below); and

(2)	the General Conditions (as defined below).
     If the Consent Solicitation has been terminated or the Supplemental Indenture Condition or any of the General Conditions has not been satisfied, then, notwithstanding any other provisions of the Consent Solicitation and in addition to our right to extend and/or amend the Consent Solicitation or, where possible, waive any such conditions, we shall not be required to accept any Consents or make any Consent Payments.
Supplemental Indenture Condition
     The “Supplemental Indenture Condition” means (1) that there have been validly delivered prior to the expiration of the Solicitation Period, the Consents of holders of a majority of the outstanding aggregate principal amount of the Notes, excluding Notes owned by us and our affiliates, and (2) the execution of the Supplemental Indenture by us and the Trustee giving effect to the proposed amendments upon the receipt of the Requisite Consents. Pursuant to certain Exchange and Consent Agreements and Exchange Agreements previously entered into with certain Holders of the Notes, we have secured Consents constituting the Requisite Consents necessary to amend the Indenture.
General Conditions
     The “General Conditions” means the conditions set forth in paragraphs (1) through (8) below. The General Conditions will be deemed to have been satisfied unless any of the following conditions occurs, and is not waived, on or prior to the expiration of the Solicitation Period:
1.	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitation that challenges the making of the Consent Solicitation or the proposed amendments or is likely, in our reasonable judgment, to prohibit, prevent, restrict or delay closing of the Consent Solicitation or otherwise adversely affect, in any material manner, the Consent Solicitation or the proposed amendments;

2.	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, prohibits, prevents, restricts or delays closing of the Consent Solicitation or that is, or is likely to be, materially adverse to our and our subsidiaries business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

3.	there shall have occurred or be likely to occur any event affecting our and our subsidiaries business or financial affairs that, in our reasonable judgment, would prohibit, prevent, restrict or delay closing of the Consent Solicitation or that is, or is reasonably likely to be, materially adverse to our and our subsidiaries business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

4.	the Trustee shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the closing of the Consent Solicitation or our ability to effect any of the proposed amendments or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the Consents (including the form thereof) or in the making of the Consent Solicitation or the acceptance of the Consents;

5.	there shall have occurred any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad or, in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof, that, in our reasonable judgment, has or may likely have a material adverse effect on the market price of the Notes or upon trading in Notes or, at the expiration of the Solicitation Period, the value of the Notes to us or our subsidiaries;

6.	there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) a material impairment in the trading market for debt securities in the United States, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (d) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (e) a commencement of a war, armed hostilities or other national or international crisis involving the United States or Iceland or (f) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

7.	an involuntary case or other proceeding shall be commenced against us or any of our subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator or other similar official of it or any substantial part of its property; or an order for relief shall be entered against us or any of our subsidiaries under the bankruptcy laws as now or hereafter in effect; or

8.	a “Default” or “Event of Default” shall have occurred and be continuing under the Indenture.
     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and may be waived by us, in whole or in part, at our sole discretion at any time and from time to time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right, which may be asserted at any time and from time to time. If any condition to the Consent Solicitation is not satisfied or, where possible, waived by us before the expiration of the Consent Solicitation, we reserve the right (but shall not be obligated), subject to applicable law, to:
•	allow the Consent Solicitation to lapse;

•	where possible, waive any of such conditions and accept all Consents validly delivered;

•	extend the Consent Solicitation;

•	otherwise amend or modify the terms of the Consent Solicitation; or

•	terminate the Consent Solicitation.

Acceptance for Payment and Payment
     Subject to the terms and the conditions of the Consent Solicitation, we will accept all valid Consents that are delivered prior to the expiration of the Solicitation Period. We will be deemed to have accepted Consents if, as and when we give notice to the information and exchange agent of our acceptance of such Consents. We will pay the Consent Payment promptly following the expiration of the Solicitation Period to each holder of record as of the Record Date that has validly delivered a Consent in respect of such Notes, if (i) the consent solicitation has not been terminated, (ii) the conditions set forth in this Statement have been satisfied or waived and (iii) the Supplemental Indenture has been executed and the trustee has given effect to the proposed amendments. Payment for Consents will be made by deposit of funds with the information and exchange agent, which will act as agent for the Holders for the purpose of receiving payments from us and transmitting such payments to the Holders via their bank, broker or nominee who caused their Consent to be delivered via inclusion on a Master Ballot. If a Holder as of the Record Date delivers a Consent and subsequently transfers its Notes prior to the expiration of the Solicitation Period, any payment pursuant to the Consent Solicitation with respect to such Notes will be made to such Holder as of the Record Date rather than to such Holder’s transferee.
Determination of Validity, etc.
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivered Consents pursuant to any of the procedures described above will be determined by us in our sole discretion (whose determination shall be final and binding). We reserve the absolute right to reject any or all Consents determined by us not to be in proper form. We also reserve the right, in our sole discretion, to waive any of the conditions of the Consent Solicitation or any defect or irregularity in the delivery of Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Consent Solicitation (including the Letter of Consent) will be final and binding. None of us, the solicitation agent, the information and tabulation agent or any other person will be under any duty to give notification of any defects or irregularities in Consents or will incur any liability for failure to give any such notification.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     TO COMPLY WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY HOLDERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The discussion below summarizes material U.S. federal income tax consequences of the proposed amendments to current Holders of Notes.
     The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the existing applicable federal income tax regulations promulgated or proposed under the Tax Code (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties. We have not requested a ruling from the IRS or any other tax authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities. Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.
     This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to future Holders or to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, Holders that are, or hold Notes through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes. This discussion assumes that Notes are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code.
     As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
     As used herein, a “Non-U.S. Holder” means a beneficial owner of Notes that is an individual, corporation, estate or trust and is not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax provisions, some of which are discussed below.

     If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.
     The following discussion of material U.S. federal income tax consequences is not a substitute for careful tax planning and advice from your own tax advisor based upon your individual circumstances.
Consequences to U.S. Holders
Proposed Amendments to Notes
     The U.S. federal income tax consequences to a U.S. Holder of Notes after the proposed amendments have been implemented will depend, in part, upon whether the modifications to the events of default described under the heading “Proposed Amendments” are treated as significant modifications for U.S. federal income tax purposes. It is not clear whether the modifications constitute “significant modifications.”
     While not free from doubt, we believe that the proposed amendments would not constitute significant modifications for U.S. federal income tax purposes. Assuming that the modifications to the events of default are not treated as significant modifications, then a U.S. Holder of Notes would not be deemed to have exchanged Notes as a result of the Consent Solicitation and the U.S. federal income tax consequences to U.S. Holders of owning the Notes after the proposed amendments would be identical to those of owning the Notes before the proposed amendments. Accordingly, such Holder would not recognize any gain or loss with respect to any Notes as a result of the Consent Solicitation, although such Holder would be required to recognize income in respect of the Consent Payment as more fully described below in “Consent Payment”.
     If, however, the modifications to the events of default were treated as significant modifications, then a U.S. Holder of Notes would be deemed to have exchanged its Notes for deemed-issued new Notes with amended terms (hereinafter, the “Amended Notes”). The U.S. federal income tax consequences of such a deemed exchange would depend, in part, on whether the Notes and the Amended Notes constitute “securities” for U.S. federal income tax purposes, in which case such deemed exchange would qualify for “recapitalization” treatment under the Tax Code.
     Definition of “Security”: The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the Holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent. One of the most significant factors considered in determining whether a particular debt is a security is its original term, i.e., the length of time between the issuance of the instrument and its maturity. Another significant factor is the degree of participation and continuing interest in the business. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. We believe that the Notes and the Amended Notes constitute securities.
     Treatment of Deemed Exchange, if any, as a Recapitalization: Assuming the Notes and the Amended Notes are securities, if a U.S. Holder were deemed to exchange Notes for Amended Notes, the Holder would not recognize gain or loss on the deemed exchange, except that the Holder may recognize gain (but not loss) assuming the Consent Payment would be treated as additional consideration in the deemed exchange. Such gain would equal the lesser of (a) the Consent Payment or (b) the amount of gain realized in the deemed exchange, i.e., the excess, if any, of (i) the sum of the Consent Payment and the Amended Notes’ issue price (i.e., their fair market value, if “publicly traded,” under the principles described below in “Ownership and Disposition of Amended Notes — Issue Price of the Amended Notes”) over (ii) the Holder’s adjusted basis in the Notes. Such gain would generally be long-term capital gain if the Notes have been held by the U.S. Holder for more than one year as of the date of the deemed exchange. Long-term capital gains of non-corporate U.S. taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. The tax basis of the Amended Notes deemed received in the hands of the U.S. Holder would be the tax basis of the Notes, increased by any gain recognized in the deemed exchange. The U.S. Holder’s holding period in the Amended Notes would include its holding period in the Notes.

     U.S. Holders should consult their own tax advisors regarding the tax consequences of the Consent Solicitation and the proposed amendments, including the tax consequences of a deemed exchange, if any, of Notes for Amended Notes.
Consent Payment
     Although not free from doubt, assuming that the proposed amendments do not cause a deemed exchange of Notes for Amended Notes, the Consent Payment received by a U.S. Holder likely would be characterized as consideration for consenting to the proposed amendments. In that case, the Consent Payment (i) would be treated as ordinary income that must be included in the Holder’s gross income when received or accrued in accordance with that Holder’s method of tax accounting and (ii) would not affect the basis in the consenting Holder’s Amended Notes.
     Because these matters are not free from doubt, Holders are urged to consult their own tax advisors regarding the taxation of the Consent Payment.
Ownership and Disposition of Amended Notes Received in a Deemed Exchange
     If the Amended Notes were treated as issued in a deemed exchange for the Notes, the U.S. federal income tax consequences of the ownership and disposition of Amended Notes would depend, in part, upon their “issue price.”
     Issue Price of the Amended Notes Received in a Deemed Exchange: The “issue price” of Amended Notes would depend on whether the Notes or the Amended Notes are “publicly traded” within the meaning of applicable Treasury Regulations. If neither the Notes nor Amended Notes are publicly traded, the issue price of the Amended Notes would equal their stated principal amount. If either the Notes or the Amended Notes are publicly traded, the issue price of Amended Notes would equal the fair market value of the Amended Notes (if the Amended Notes are publicly traded) or the Notes (if the Amended Notes are not publicly traded and the Notes are publicly traded), in each case on the date of the deemed exchange. While not clear, we believe it is likely that the Notes and Amended Notes are or would be publicly traded within the meaning of the applicable Treasury Regulations, and therefore that the issue price of any Amended Notes would be equal to their fair market value as determined by the trading price of Amended Notes immediately after the deemed exchange or alternatively the trading price of the Notes immediately before the deemed exchange, in the event a deemed exchange were determined to have resulted from the proposed amendments.
     The issue price of any Amended Notes is expected to be less than their stated principal amount. If the issue price were more than a de minimis amount less than the stated principal amount, the Amended Notes would be treated as being issued with original issue discount (“OID”). Except to the extent that a U.S. Holder has an acquisition premium (as described below in “Acquisition Premium”) in respect of Amended Notes, in addition to the stated interest on Amended Notes U.S. Holders would be required to include in income for each taxable year the daily portion of the OID that accrued on the Amended Notes for each day during the taxable year on which they held Amended Notes, regardless of the Holder’s method of accounting.
     Acquisition Premium: If a deemed exchange were to occur and qualify as a tax-free recapitalization and a U.S. Holder’s tax basis in an Amended Note were greater than the issue price of the Amended Note, the U.S. Holder generally would be considered to have acquisition premium, which would reduce the amount of any OID required to be included in income.
     Sale, Exchange, Redemption or Other Taxable Disposition of Amended Notes Received in a Deemed Exchange: A U.S. Holder generally would recognize gain or loss if the Holder disposes of an Amended Note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder’s gain or loss would equal the difference between the proceeds received by the Holder (other than amounts attributable to accrued but unpaid interest) and the Holder’s adjusted tax basis in the Amended Note. Assuming the deemed exchange qualifies as a tax-free recapitalization, a U.S. Holder’s adjusted tax basis in an Amended Note deemed received generally would equal its adjusted tax basis in the Note for which the Amended Note was deemed to have been exchanged at the time of the deemed exchange, increased by any gain recognized in the deemed exchange (as discussed above in “Treatment of Deemed Exchange, if any, as a Recapitalization”) and increased by any accrued OID the U.S. Holder has included in income. The gain or loss recognized by the U.S. Holder on the disposition of the Amended Note generally would be capital gain or loss, except (with respect to recognized gain) to the extent of accrued market discount not previously included in income, and would be long-term capital gain or loss if the Holder’s holding period in the Amended Note exceeds one year, or short-term capital gain or loss if the Holder’s holding period in the Amended Note is one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
     Payments of interest (including accrued OID) or dividends and any other reportable payments, which may include the Consent Payment, and payments of proceeds from the sale, retirement or other disposition of our notes, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.
Reportable Transactions
     Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the Consent Solicitation would be subject to these regulations and require disclosure on your tax return.
Consequences to Non-U.S. Holders
Proposed Amendments to Notes
     As discussed above in “Consequences to U.S. Holders — Proposed Amendments to Notes,” while not free from doubt, we believe that the proposed amendments to the Notes would not constitute significant modifications of the Notes for U.S. federal income tax purposes. Assuming the proposed amendments are not treated as significant modifications, a Holder of Notes would not be deemed to have exchanged, and would not recognize any gain or loss with respect to, any Notes as a result of the Consent Solicitation, although the Consent Payment would be treated as ordinary income as more fully described below in “Consent Payment”.
     If, however, the proposed amendments were treated as a deemed exchange, as discussed above in “Consequences to U.S. Holders — Proposed Amendments to Notes — Treatment of the Exchange as a Recapitalization,” we believe it would be a recapitalization. Thus, in general, no gain or loss would be recognized by a Holder except that gain (but not loss) may be recognized, assuming that the Consent Payment would be treated as part of the deemed exchange consideration.
     Consequences of Deemed Exchange: If the Consent Payment were to be treated as part of the deemed exchange consideration in a deemed exchange, a Non-U.S. Holder generally would not be subject to U.S. federal income or withholding tax on any gain realized in a deemed exchange, if any, of Notes, unless (a) the Holder is an individual who was present in the United States for 183 days or more during the taxable year and such Holder has a “tax home” in the United States and certain conditions are met; (b) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (c) we were considered a United States real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such deemed exchange or such Holder’s holding period.

     If the first exception applies in respect of gain on the taxable exchange, the Non-U.S. Holder generally would be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the Notes.
     If the second exception applies, the Non-U.S. Holder generally would be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).
     We do not believe the third exception should apply because we believe we should not be considered a USRPHC during the relevant period.
     Treaty Benefits: To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.
     Foreign Government Exemption: Foreign government related entities should furnish an IRS Form W-8EXP (or successor form) in order to establish an exemption from withholding under Section 892 of the Tax Code.
     Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the Consent Solicitation and the proposed amendments, including the tax consequences of a deemed exchange, if any, of Notes for Amended Notes.
Disposition of Amended Notes Received in a Deemed Exchange
     A Non-U.S. Holder generally would not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of Amended Notes, unless (a) such gain is effectively connected with the conduct of a U.S. trade or business, (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of such exchange and certain conditions are satisfied, or (c) we were considered a USRPHC at any time within the shorter of the five-year period preceding such sale, exchange or other disposition or such Holder’s holding period. These exceptions are described above in “Proposed Amendments to Notes — Consequences of Deemed Exchange.”
Consent Payment
     As discussed above in “Consequences to U.S. Holders — Consent Payment,” we believe the payment of the Consent Payment is properly treated as ordinary income to consenting Holders. Therefore, any Consent Payment paid to a Non-U.S. Holder may be subject to a withholding tax of 30% unless the Non-U.S. Holder provides to a withholding agent either an IRS Form W-8ECI certifying that such payment is effectively connected with such Holder’s conduct of a United States trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable United States income tax treaty.
Information Reporting and Backup Withholding
     A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest (including accrued OID) or dividends and any other reportable payments, including the Consent Payment, as long as (1) the payor or broker does not have actual knowledge or reason to know that the Holder is a U.S. person, and (2) the Holder has furnished to the payor or broker a valid IRS Form W-8BEN (or a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. In addition to the foregoing, we generally must report to a Non-U.S.

     Holder and to the IRS the amount of interest (including OID) paid to each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

SOLICITATION AGENT, INFORMATION AND TABULATION AGENT AND FINANCIAL ADVISER
     We have retained Houlihan Lokey to act as solicitation agent in connection with the Consent Solicitation.
     We have retained Globic Advisors, Inc. to act as information and tabulation agent in connection with the Consent Solicitation. We have agreed to pay a fee to and to reimburse the information and tabulation agent for its reasonable out-of-pocket expenses.
     The solicitation agent and information and tabulation agent do not assume any responsibility for the accuracy or completeness of the information contained in this Statement or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.
     Holders desiring to deliver Consents should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the information and tabulation agent at its address set forth in the Letter of Consent. Do not send the Letter of Consent to us or the solicitation agent.
     Any questions or requests for assistance or for additional copies of this Statement, the Letter of Consent or related documents may be directed to solicitation agent and the information and tabulation agent at their telephone numbers set forth on the back cover page of this Statement. A Holder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Consent Solicitation.
     None of us, the solicitation agent, the information and tabulation agent, the financial advisor or any other person makes any recommendation as to whether or not Holders should deliver any Consents. Each Holder must make its own decision as to whether or not to deliver Consents.
     We have retained Houlihan Lokey as our exclusive financial advisor in connection with the Consent Solicitation. We are paying Houlihan Lokey customary fees for its services and have agreed to indemnify it for certain liabilities. Houlihan Lokey’s compensation is in no way contingent on the results or the success of the Consent Solicitation. Houlihan Lokey has not been retained to, and will not, solicit acceptances of the Consent Solicitation or make any recommendation with respect thereto.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for more information about the operation of the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, statements and other information regarding registrants that file electronically, such as we do. Our SEC reports are also available through the First North Iceland news system (http://omxnordicexchange.com/firstnorth/). You may also obtain additional information about us, including copies of our certificate of incorporation and bylaws, from our website, which is located at http://www.centuryaluminum.com. Our website provides access to filings made by us through the SEC’s EDGAR filing system, including our annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K, respectively, and ownership reports filed on Forms 3, 4 and 5 after December 16, 2002 by our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this Statement. You may request a copy of these filings, by writing or telephoning us at:
Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention: Corporate Secretary
(831) 642-9300

     Any questions or requests for assistance or for additional copies of this Statement, the accompanying Letter of Consent or related documents may be directed to the solicitation agent or information and tabulation agent at their telephone numbers set forth below.
     Holders desiring to deliver Consents should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the information and tabulation agent the address set forth in the Letter of Consent. Do not send the Letter of Consent to us or the solicitation agent.
The solicitation agent for the Consent Solicitation is:
Houlihan Lokey
245 Park Avenue
New York, NY 10167
Attention: Liability Management
Telephone: (212) 497-7864
The information and tabulation agent for the Consent Solicitation is:
Globic Advisors, Inc.
By Mail, Overnight Courier or Hand Delivery:
Globic Advisors, Inc
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention: Devin McMahon
By Facsimile:
(212) 271-3252
Attention: Devin McMahon
Confirm by Telephone:
(212) 227-9699